*AS OF DECEMBER 2, 2011, THE MONEY MARKET VARIABLE ACCOUNT, A MANAGED SEPARATE ACCOUNT, TRANSFERRED ITS ASSETS TO THE MFS MONEY MARKET PORTFOLIO, A SERIES OF MFS VARIABLE INSURANCE TRUST II, IN EXCHANGE FOR SHARES OF THE MFS MONEY MARKET PORTFOLIO. AFTER THE TRANSFER, THE MONEY MARKET VARIABLE ACCOUNT CHANGED ITS STATUS FROM A MANAGED SEPARATE ACCOUNT TO A UNIT INVESTMENT TRUST. THE REGISTRANT SUBSEQUENTLY CHANGED ITS NAME TO SUN LIFE OF CANADA (U.S.) VARIABLE ACCOUNT L. THE REPORTING PERIOD OF THE REGISTRANT IS 01/01/2011 - 12/02/2011, THE TIME PERIOD THAT THE REGISTRANT OPERATED AS A MANAGED SEPARATE ACCOUNT AND HELD PORTFOLIO SECURITIES. THE REGISTRANT IS FILING UNDER THE NAME IT USED AS A MANAGED SEPARATE ACCOUNT, AND THIS FORM N-SAR HAS BEEN EXECUTED BY THE MANAGED SEPARATE ACCOUNT'S PRINCIPAL EXECUTIVE OFFICER.